RECEIVED
1996 JUL -3  PM 2:21
SECRETARY OF STATE
STATE OF COLORADO


                        CERTIFICATE OF DESIGNATION

                ESTABLISHING THE RIGHTS AND PREFERENCES OF

                    10% SERIES B PREFERRED STOCK

                     BROWN DISC PRODUCTS COMPANY, INC.
                          a Colorado corporation


  RONALD H. COLE and DARYL M. SILVERSPARRE hereby certify that:

  (1) They are the President and Secretary, respectively, of BROWN DISC PRODUCTS COMPANY, INC., a Colorado corporation (the "Corporation").

  (2) Pursuant to the authority granted under the Corporation's Articles of Incorporation, the Board of Directors of said Corporation has duly adopted the following recitals and resolutions:

        "WHEREAS, this Corporation is authorized by its Articles of Incorporation to issue 50,000,000 shares of preferred stock, no par value (the "Preferred Stock"); and

        "WHEREAS, this Corporation has previously designated 63,000 shares of its Preferred Stock as a series designated as Series A Redeemable Preferred Stock; and

        "WHEREAS, the Board of Directors of this Corporation is authorized, as to the Preferred Stock, within the limitations and restrictions stated in the Articles of Incorporation, to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, such provisions as may be desired concerning dividends, redemption, voting, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors; and

        "WHEREAS, the Board of Directors of this Corporation desires, pursuant to its authority granted under the Articles of Incorporation, to determine and fix the rights, preferences, privileges and restrictions relating to a second series of said Preferred Stock, and to fix the number of shares constituting and the designation of such series;

        "NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized a series of Preferred Stock on the terms and with the provisions herein set forth:

Certificate of Designation
Series B Convertible Preferred Stock


        SECTION 1.   DESIGNATION, NUMBER AND RESTRICTIONS ON ISSUANCE.
  The designation of the series of Preferred Stock authorized by these resolutions shall be "10% Series B Convertible Preferred Stock" (the "Series B Preferred Stock"). The authorized number of shares constituting the Series B Preferred Stock shall be Two Hundred Thousand (200,000) shares. The Board of Directors is further authorized, within the limitations and restrictions set forth in the Articles of Incorporation or stated in any resolution or resolutions of the Board of Directors, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of Series B Preferred Stock subsequent to the issuance of shares of such series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of these or any subsequent resolutions originally fixing the number of shares of such series.

        SECTION 2.   CONVERSION RIGHTS.

        2.1. As used herein, the term "Common Stock" shall mean and include the Corporation's Common Stock, no par value, as constituted on September 30, 1995, and as the same shall be constituted thereafter including adjustments required for any capital reorganization or reclassification thereof subsequent to September 30, 1995. At any time hereafter and up to the close of business on the day immediately preceding a date fixed for redemption of Series B Preferred Stock in accordance with Section 7 below, at the election of the respective holders of Series B Preferred Stock and subject to the terms and conditions set forth herein, issued and outstanding shares of the Series B Preferred Stock may be converted into fully paid and nonassessable shares of Common Stock of the Corporation at the conversion ratio of Ten
  (10) shares of Common Stock for each share of Series B Preferred Stock, subject to adjustment from time to time as provided in Section 2.4 below (herein called the "Conversion Ratio").

        2.2. In order to exercise the conversion privilege, a holder of outstanding shares of Series B Preferred Stock shall surrender certificates for the Series B Preferred Stock to be converted and exchanged at the principal office of the Corporation in the State of Colorado, and shall give written notice to the Corporation at said office that the holder elects to convert such Series B Preferred Stock into shares of the Corporation's Common Stock. Such notice shall also state the name or names (with addresses) in which certificates for shares of Common Stock issuable on such conversion shall be issued, subject to compliance with applicable securities laws.

        2.3. No certificates for fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock, and in lieu thereof the number of shares of Common Stock issuable upon conversion shall be rounded up to the next whole share. So long as there is outstanding any Series B Preferred Stock, there shall be reserved unissued, out of the authorized but unissued shares of Common Stock, a number of shares sufficient to

Certificate of Designation
Series B Convertible Preferred Stock


  provide for conversion of Series B Preferred Stock in accordance with the provisions of this Section 2.

        2.4. The Conversion Ratio shall be subject to adjustment from time to time hereafter as follows:

              (A) In case the Corporation at any time after September 30, 1995 shall issue a stock dividend on its outstanding shares of Common Stock or shall subdivide or combine the outstanding shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Conversion Ratio and number of shares issuable upon conversion of the Series B Preferred Stock shall be proportionately and equitably adjusted as if the holder of record of Series B Preferred Stock had converted shares of Series B Preferred Stock into Common Stock immediately prior to such event. Any such adjustment shall become effective at the close of business on the date that such stock dividend, subdivision or combination relating to the Common Stock shall become effective. For the purposes of such adjustment, the Conversion Ratio in effect immediately prior to such stock dividend, subdivision or combination shall forthwith be changed to a Conversion Ratio determined by:

                    (i) dividing the total number of shares of Common Stock outstanding immediately after the stock dividend, subdivision or combination, by an amount equal to the total number of shares of Common Stock outstanding immediately prior to such stock dividend, subdivision or combination; and

                    (ii) multiplying the result of clause (i) above by the actual Conversion Ratio in effect immediately prior to such stock dividend, subdivision or combination.

        and the total of shares of Common Stock thereafter issuable and deliverable on conversion of the Series B Preferred Stock shall be the number of shares obtained by applying the Conversion Ratio as so adjusted.

              (B) In case of any capital reorganization or any reclassification of the shares of Common Stock of the Corporation (other than as a result of a stock dividend, subdivision or combination, as aforesaid), or in case of any consolidation with or merger of the Corporation into or with another corporation, or the sale, lease or other disposition of the properties of the Corporation as an entirety or substantially as an entirety, then as a part of such reorganization, reclassification, consolidation, merger, sale, lease or other disposition, as the case may be, lawful provision shall be made so that the holders of record of the Series B Preferred Stock shall have the right thereafter to receive upon conversion thereof the kind and amount of shares of stock or other securities or property which such holders would have been entitled to receive if, immediately prior to such reorganization, reclassification, consolidation, merger, sale,

Certificate of Designation
Series B Convertible Preferred Stock


        lease or other disposition, such holders had held the number of shares of Common Stock which were then issuable upon the conversion of the Series B Preferred Stock then held by them. In any such case, appropriate adjustment shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the holders of record of the Series B Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to adjustments of the Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of such Series B Preferred Stock.

        SECTION 3. VOTING RIGHTS. The holders of Series B Preferred Stock shall not be entitled to any voting rights except as required by law.

        SECTION 4. RANK AND PREFERENCE. Shares of Series B Preferred Stock shall, with respect to dividend rights, rights on redemption and rights on liquidation, winding up and dissolution, have preference over and rank prior to all classes of Common Stock and shall rank pari passu with all other series of Preferred Stock. In case the stated dividends and the amounts payable on liquidation, distribution or sale of assets, dissolution or winding up of the Corporation are not paid in full, the shareholders of all series of Preferred Stock shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full and in any distribution of assets other than by way of dividends, in accordance with the sums which would be payable on such distribution if all sums payable were discharged and paid in full.

        SECTION 5.   DIVIDENDS AND RESTRICTIONS ON CERTAIN REPURCHASES.

        5.1. The holders of the shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at the annual rate of 10% per annum ($0.50 per share), subject to adjustment as provided by Section 5.2. Each of such annual dividends shall be fully cumulative and shall accrue (whether or not declared or permitted to be paid), from the first day such shares were first issued.

        5.2. Dividends on Series B Preferred Stock shall be payable in annual payments commencing on September 30, 1996 and on each anniversary thereafter (each of which is herein called a "Dividend Payment Date"); in the event any shares of Series B Preferred Stock shall be outstanding for less than a year, the amount of the dividend shall be prorated for such year. Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors of the Corporation at the time the dividend is declared; provided, however, that such record date shall be not more than 20 days nor less than 10 days prior to the respective Dividend Payment Date.

Certificate of Designation
Series B Convertible Preferred Stock


        5.3. In the event there shall be any shares of Series A Redeemable Preferred Stock issued and outstanding on any Dividend Payment Date, the Corporation, at the election of its Board of Directors made on or before any Dividend Payment Date, may elect to pay the annual dividend otherwise due and payable for all (but not less than all) of the Series B Preferred Stock outstanding on such Dividend Payment Date in shares of Common Stock of the Corporation in lieu of cash. In such event, the Corporation shall advise each holder of record of Series B Preferred Stock in writing, not later than the tenth business day after such Dividend Payment Date, of the Corporation's election to make such dividend payment in Common Stock.

        5.4. For any dividend payment to be made in Common Stock as herein provided, the number of shares of Common Stock issuable for such dividend payment shall be determined by dividing the dividend payment due on said Dividend Payment Date by the Common Stock Value. "Common Stock Value" shall mean 100% of the Fair Market Value of the Common Stock determined as of the applicable Dividend Payment Date. For this purpose "Fair Market Value" as of any specific date shall be determined by reference to the average closing sale prices for the Common Stock during the ten days on which such shares are actually traded in the over-the-counter market or on a recognized securities exchange immediately prior to the date upon which Fair Market Value is to be determined. (If for any reason closing sale prices are not quoted for any such day, then the closing market price for such day shall be deemed the closing bid price for such day as reported by the National Quotation Bureau.)

        5.5. All dividends paid with respect to shares of the Series B Preferred Stock shall be paid pro rata to the holders entitled thereto.

        5.6. No dividends, other than dividends payable solely in Common Stock, shall be declared by the Board of Directors on any class or series of equity securities of the Corporation unless and until such time as all accrued and unpaid dividends on the Series B Preferred Stock have been paid in full or unless the Series B Preferred Stock has been redeemed in accordance with its terms or are fully converted into Common Stock of the Corporation or are otherwise reacquired and retired in full by the Corporation. The Corporation may not pay or set apart for payment, other than dividends or other distributions or payments payable solely in Common Stock, any other distributions on any shares of the Corporation's Common Stock, and may not purchase or otherwise redeem for cash or other tangible property, other than shares of Common Stock, any shares of the Corporation's Common Stock or any warrants, rights or options exercisable for or convertible into any shares of Common Stock unless and until such time as the Series B Preferred Stock has been redeemed in accordance with its terms or are fully converted into Common Stock of the Corporation or are otherwise reacquired and retired in full by the Corporation.

Certificate of Designation
Series B Convertible Preferred Stock


        SECTION 6.   LIQUIDATION, DISSOLUTION OR WINDING-UP.

        6.1. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series B Preferred Stock then outstanding shall be entitled to receive ratably, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any other equity securities of the Corporation other than Preferred Stock, by reason of their ownership thereof, the sum of FIVE DOLLARS ($5.00) per share outstanding plus all accrued and unpaid dividends thereon, each payable in cash (which may be payable from either capital or surplus) or, if cash is not then available, in property of the Corporation. In the event it is necessary or advisable for the Corporation to determine the value of property for any purpose hereunder, the value of such property so received by holders of Series B Preferred Stock will be deemed to be its fair market value as determined in good faith by the Board of Directors of the Corporation unless a majority in interest of the holders of issued and outstanding Series B Preferred Stock shall demand an independent appraisal of such property. If, upon the occurrence of any such event, the assets thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount due to them hereunder, then the entire assets of this Corporation legally available for distribution shall be distributed ratably among the holders of all series of the Preferred Stock. Except as provided above, holders of the Series B Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

        6.2. For the purposes of this Section 6, a sale of all or substantially all of the assets of this Corporation or a merger of the Corporation with or into any other corporation or corporations where the Corporation is not the surviving entity, shall not be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of Section 6.1 unless no provision has been made for the exchange of securities for Series B Preferred Stock in connection with the consummation of any such sale of assets or merger.

        6.3. The liquidation payment with respect to each outstanding fractional share of Series B Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series B Preferred Stock.

        SECTION 7.  REDEMPTION.

        7.1. MANDATORY REDEMPTION. The Corporation shall have no mandatory obligation to redeem shares of Series B Preferred Stock; provided, however, in the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary, or in the event or sale of all or substantially all of the assets of this Corporation or a merger of the Corporation with or into any other corporation or corporations where the Corporation is not the surviving entity and in which no provision has been made for the exchange of

Certificate of Designation
Series B Convertible Preferred Stock


  securities for Series B Preferred Stock, each share of Series B
  Preferred Stock then outstanding shall be entitled to receive the consideration specified in Section 6.1 above.

        7.2. OPTIONAL REDEMPTION. At any time after September 30, 1996, the Corporation at its option may redeem all, but not less than all, of the Series B Preferred Stock then outstanding at a redemption price of FIVE DOLLARS ($5.00) per share plus the payment of all accrued and unpaid dividends on the shares so redeemed.

        7.3. Upon any redemption of Series B Preferred Stock, written notice shall be given to the holders of the Series B Preferred Stock for shares to be purchased or redeemed at least thirty (30) days prior to the date fixed for redemption. The notice shall be addressed to each such shareholder at the address of such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice, or, if no such address appears or is so given, at the last known address of such shareholder. Such notice shall specify the date fixed for redemption, shall state that all shares of Series B Preferred Stock outstanding are to be redeemed and the number of shares of Series B Preferred Stock to be so redeemed, and shall call upon such holder to surrender to the Corporation on said date, at the place designated in the notice, such holder's certificate or certificates representing the shares to be redeemed on the date fixed for redemption stated in such notice. Unless such person shall elect to convert the same into Common Stock in accordance with Section 2 above, each holder of shares of Series B Preferred Stock called for redemption shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price on the date fixed for redemption.

        7.4. If, on or prior to any date fixed for redemption, the Corporation deposits, with any bank or trust company in the State of Colorado or in the State of New York, as a trust fund, a sum sufficient to redeem all shares of Series B Preferred Stock called for redemption which have not theretofore been surrendered for conversion, with irrevocable instructions and authority to the bank or trust company to pay, on or after the date fixed for redemption, the redemption price of the shares to their respective holders upon the surrender of their share certificates, then from and after the date of redemption the shares to be redeemed shall be redeemed and dividends and other distributions on those shares shall cease to accrue after the date such shares were called for redemption. The deposit shall constitute full payment for the shares of Series B Preferred Stock to their holders and from and after the date of the deposit the shares of Series B Preferred Stock shall no longer be outstanding, and the holders thereof shall cease to be shareholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares without interest upon surrender of their certificates therefor and the right to receive from the Corporation any accrued dividends thereon through the date such shares were called for redemption. Any interest accrued on any funds so deposited shall be the property of, and paid to, the Corporation.

Certificate of Designation
Series B Convertible Preferred Stock

        7.5. Upon any redemption of Series B Preferred Stock in accordance with the foregoing, all of such shares of Series B Preferred Stock shall be cancelled and revert to the status of authorized and unissued shares of Preferred Stock.

        SECTION 8.  REQUIRED NOTICES.  In case at any time:

        (a) the Corporation shall declare or pay any dividend payable in stock or other consideration or make any distribution to the holders of its Common Stock; or

        (b) the Corporation shall offer to the holders of its Common Stock any additional shares of stock of any class or other rights;

        (c) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or any consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation; or

        (d) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

  then, in any one or more of such cases, the Corporation shall cause to be mailed to the holders of record of then outstanding shares of Series B Preferred Stock (i) at least 30 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, at least 30 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, as the case may be.

        SECTION 9.   AMENDMENTS AND ADDITIONAL COVENANTS.

        9.1. So long as any Series B Preferred Stock shall be outstanding, this Corporation shall not, without the prior approval of the holders of not less than a majority of the then issued and outstanding shares of Series B Preferred Stock voting as a class, permit the Corporation to amend or repeal any provision of, or add any provision to, this Certificate or the Corporation's Articles of Incorporation or bylaws, if such action would alter or change

Certificate of Designation
Series B Convertible Preferred Stock


  the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred Stock.

        9.2. So long as any Series B Preferred Stock shall be outstanding, the Corporation shall:

  9.2.1 maintain its books of account and financial statements and records in accordance with generally accepted accounting principles, and all determinations hereunder, if any, which are dependent upon a calculation of the Corporation's financial condition shall be determined in accordance with generally accepted accounting principles;

  9.2.2 promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property, or business of the Corporation or any subsidiary, except where the Corporation is contesting any of the foregoing in good faith by appropriate proceedings; and

  9.2.3 keep its properties in good repair, working order, and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions, and improvements thereto, and the Corporation shall at all times comply with the provisions of all material leases to which it is a party or under which it occupies property so as to prevent any loss or forfeiture thereof or thereunder.

        9.3. So long as any Series B Preferred Stock shall be outstanding, the Corporation shall furnish to each holder of record of the Series B Preferred Stock:

  (a) prompt written notice of any material actions, suits, claims, notices of violation, hearings, investigations or proceedings pending (of which the Corporation has notice) or threatened in writing against the Corporation with respect to the ownership, use, maintenance or operation of any of material portion of its property or proprietary rights;

  (b) as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Corporation, an income statement, statement of cash flow and statement of changes in stockholders' equity for such fiscal year, and a balance sheet of the Corporation as of the end of such year, such year-end financial statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and audited and certified by independent public accountants selected by the Board of Directors of the Corporation; and



                                   B-10

Certificate of Designation
Series B Convertible Preferred Stock


  (c) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Corporation, an unaudited income statement, statement of cash flows and statement of changes in stockholders' equity for such fiscal quarter and for the fiscal year to date, and an unaudited balance sheet as of the end of such fiscal quarter.

        RESOLVED FURTHER, that the President or any Vice President of this Corporation and the Secretary or any Assistant Secretary of the Corporation are hereby authorized and directed to prepare, sign, and file with the Secretary of the State of Colorado a Certificate of Designation of Series B Preferred Stock of the Corporation in accordance with the resolutions set forth herein."

  (3) We further certify that the authorized number of shares of Preferred Stock of this Corporation is 50,000,000 shares; that the number of shares constituting the Series A Redeemable Preferred Stock is 63,000 shares, of which 62,256 shares are issued and outstanding; and the number of shares constituting the 10% Series B Convertible Preferred Stock established by the foregoing resolutions, none of which have been issued, is 200,000 shares.

  IN WITNESS WHEREOF, the undersigned have executed this Certificate at Colorado Springs, State of Colorado, on this 30th day of MAY, 1996.


                           BROWN DISC PRODUCTS COMPANY, INC.


                           By:  /s/  Ronald H. Cole
                               -------------------------------
                               Ronald H. Cole, President

ATTEST:

/s/  Daryl M. Silversparre
----------------------------------
Daryl M. Silversparre, Secretary